Michael S. Krome, P.C.

Attorney-at-Law

8 Teak Court

Lake Grove, New York  11755

January 25, 2002

The Board of Directors

Cyber Law Reporter, Inc.

1207 Wisterwood

Houston, Texas 77043

Gentlemen:

         You have requested my opinion as counsel for Cyber Law Reporter, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated there under, of an aggregate of 7,570,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

         For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed, including the Articles of Incorporation filed with the State of Texas Secretary of State on March 2, 2000.  As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation as I deem necessary for purposes of rendering the following opinions.

         In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photo static copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

         I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the Corporation Law of the State of Texas and the federal securities laws of the United States.

         Based on the foregoing, it is my opinion that all of the Shares, when issued and delivered and when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,

 //s// Michael S. Krome